Exhibit 99.4

Up to 3,000,000 Shares of Common Stock of

Community Financial Shares, Inc.

Issuable Upon the Exercise of Subscription Rights at $1.00 Per Share

January     , 2013

To Our Clients:

We are sending this letter to you because we hold shares of common stock of Community Financial Shares, Inc. for you. Community Financial Shares has commenced an offering of shares of common stock pursuant to the exercise of subscription rights distributed, at no charge, to all holders of record of shares of Community Financial Shares common stock, no par value, at 5:00 p.m., Eastern Time, on December 20, 2012. The subscription rights are described in the enclosed prospectus and evidenced by a rights certificate registered in your name or in the name of your nominee.

Summary Of The Terms Of The Rights Offering

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You will receive one subscription right for each share of Community Financial Shares common stock you owned as of record at the close of business on December 20, 2012. Each subscription right entitles you to a basic subscription privilege and an over-subscription privilege.

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The basic subscription privilege of each subscription right gives you the opportunity to purchase             shares of Community Financial Shares common stock at a subscription price of $1.00 per share. Fractional shares of Community Financial Shares common stock resulting from the exercise of the basic subscription privilege will be eliminated by rounding down to the nearest whole share. For example, if you owned 100 shares of Community Financial Shares common stock as of 5:00 p.m., Eastern Time, on the record date, you would have received 100 subscription rights and would have the right to purchase             shares of Community Financial Shares common stock for $1.00 per share.

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In the event that you purchase all of the shares of Community Financial Shares common stock available to you pursuant to your basic subscription privilege, you may also choose to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of any shares of Community Financial Shares common stock that are not purchased by other shareholders of Community Financial Shares through the exercise of their basic subscription privileges.

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The rights offering expires at 5:00 p.m., Eastern Time, on [EXPIRATION DATE]. Community Financial Shares may extend the rights offering without notice to you until [EXPIRATION DATE #2]. If you do not exercise your subscription rights before that time, they will expire and will not be exercisable for shares of Community Financial Shares common stock.

•	Once you elect to exercise your subscription rights, you cannot change your mind and revoke your election.

We are (or our nominee is) the holder of record of Community Financial Shares common stock held by us for your account. We can exercise your subscription rights only if you instruct us to do so.

We request instructions as to whether you wish to have us exercise the subscription rights relating to the Community Financial Shares common stock we hold on your behalf, upon the terms and conditions set forth in the prospectus.

We have enclosed your copy of the following documents:

1.	The Prospectus;

2.	The Instructions as to Use of Community Financial Shares Rights Certificates; and

3.	The Beneficial Owner Election Form.

The materials enclosed are being forwarded to you as the beneficial owner of Community Financial Shares common stock carried by us in your account but not registered in your name. Exercises of subscription rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Community Financial Shares common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the prospectus. However, we urge you to read the prospectus and other enclosed materials carefully before instructing us to exercise your subscription rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise subscription rights on your behalf in accordance with the provisions of the rights offering.

If you wish to have us, on your behalf, exercise the subscription rights for any shares of Community Financial Shares common stock to which you are entitled, please so instruct us by completing, executing and returning to us the “Beneficial Owner Election Form” included herewith.

The Subscription Rights Are Exercisable Until 5:00 P.M. Eastern Time

On [EXPIRATION DATE] Unless Extended.

Questions?

Please call AST Phoenix Advisors, the Information Agent. The Information Agent can be reached toll-free, at (            )             -            , Monday through Friday, between     :            a.m. and     :            p.m., Eastern Time.

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